                                                                EXHIBIT 99(c)(5)

                              NON-COMPETE AGREEMENT


      This Agreement, dated as of August 12, 1998 (the "Agreement"), between ENVIRONMENTAL SYSTEMS PRODUCTS, INC., a Delaware corporation (the "Company") and CHESTER C. DAVENPORT ("Davenport").


                                    RECITALS

      1. The Company and Envirotest Systems Corp. ("Envirotest") are parties to a Merger Agreement dated as of August 12, 1998 (the "Merger Agreement"), pursuant to which Envirotest will be merged with and into the Company (the "Merger") at the Effective Time (as defined in the Merger Agreement).

      2. Davenport serves as Chairman of the Board of Envirotest pursuant to an Employment Agreement dated as of January 1, 1993, as amended on June 4, 1998 (the "Employment Agreement"). In accordance with the Employment Agreement, Davenport has the unilateral right to terminate his employment with Envirotest upon the consummation of the Merger, and, in the event of such termination, is subject for two years to certain non-competition obligations (such obligations, as set forth in the Employment Agreement, the "Existing Non-Compete Obligations").

      3. Davenport has determined to exercise his unilateral right to terminate his employment with Envirotest under the Employment Agreement upon the consummation of the Merger.

      4. The Existing Non-Compete Obligations are of two years in duration, and are not applicable to the manufacture, sale or leasing of emissions testing equipment.

      5. By reason of Davenport's unique talents, background, experience and knowledge of the industry, Davenport could, if he chose to compete with the Company to the extent consistent with the Existing Non-Compete Obligations, pose a unique and major competitive threat to the Company.

      6. In furtherance of the Merger in accordance with the Merger Agreement and the transactions contemplated thereby, in order that the Company may have and enjoy the full benefit of the ownership of the business of Envirotest, and more effectively to protect the value and goodwill of such business, the parties have agreed to extend and expand the Existing Non-Compete Obligations.

                                    AGREEMENT

      NOW, THEREFORE, in order to effect the foregoing and in consideration of the promises and the respective covenants and agreements of the parties herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Non-Competition; Nonsolicitation.

         (a) , Davenport agrees that for a period of five years following the consummation of the Merger (the "Term"), Davenport shall not:

         (i) own, manage, operate, control, participate in, perform services for, or otherwise engage in, a business in competition with the business of vehicle emissions testing, the manufacture of equipment for such testing, or the sale or leasing of such equipment (the "Business"), either acting alone or in conjunction with others, directly or indirectly, whether as owner, partner, stockholder, principal, agent, consultant, independent contractor or employer, anywhere within the United States (it being understood that the Business can be national in scope and not limited to any particular region of the United States and that the Business may be engaged in effectively from any location within the United States); and

        (ii) either acting alone or in conjunction with others, directly or indirectly, induce or attempt to persuade any customers or prospective customers of the Company to curtail, cancel or otherwise terminate their business with the Company.

provided, however, that nothing set forth in this Agreement shall prohibit Davenport from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ market system.

      (b) Davenport agrees that during the Term, Davenport shall not:

      (i) employ, offer to employ or permit to post for any position of employment any employee of the Company, except for Mark Thomas or any individual who has customarily been employed in the operations of Envirotest in Bethesda, Maryland (the "Excepted Employees"); or

      (ii) otherwise interfere with the employment by the Company or its Affiliates of, any individual (other than an Excepted Employee) who becomes or would otherwise become an employee of the Company, unless and until such employee's employment is terminated by the Company after the consummation of the Merger or the Company and Davenport enter into a written agreement with respect to such employee providing otherwise.

      "Affiliate" means any person or entity that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the person or entity specified. For purposes of this definition, control of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity, whether by contract or otherwise.

      (c) It is expressly understood and agreed that although Davenport and the Company consider the restrictions contained in paragraph (a) and paragraph (b) above to be reasonable in scope and duration, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in paragraph (a) or paragraph (b) is an unenforceable restriction against Davenport, the provisions of such paragraph shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in paragraph (a) or paragraph (b) is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in such paragraph or in this Agreement.

      2. Compensation. In consideration for the extension and expansion of the Existing Non-Compete Obligations as set forth herein, the Company agrees to compensate Davenport as follows:

      (a) $1,000,000 upon the earlier to occur of (i) the acceptance of shares for payment pursuant to the tender offer contemplated by the Merger Agreement and (ii) consummation of the Merger and the closing of the related transactions,

      (b) $333,333.33 per year for a period of three years, payable in equal monthly installments of $27,777.78 on the first day of each month, commencing the first month following the consummation of the Merger.

      3. Injunctive Relief. In the event of breach by Davenport of his obligations hereunder, the Company shall be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Davenport and to enjoin Davenport from any further violation of the terms herein and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law or equity. Davenport acknowledges, however, that the remedies at law for any breach by Davenport of the provisions herein may be inadequate since violation of this Agreement may cause the Company irreparable harm. Davenport therefore agrees that in the event of any actual or threatened violation of this Agreement, the Company shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Davenport to prevent any violations of this Agreement, without the necessity of posting a bond.

      4.   Maintaining Confidential Information.

           (a) At all times during the Term and thereafter, Davenport will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, design, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees (the "Confidential Information").

           (b) "Confidential Information" does not include any such information, technical data, or know-how which:

           (i) is already or otherwise enters the public domain, not as a result of any action or inaction by Davenport in violation of this Agreement;

           (ii) is in the receiving party's possession prior to disclosure by Davenport;

           (iii) is approved for release by the Company or is made available by the Company to third parties without an obligation of confidentiality;

           (iv) relates to Davenport's general business knowledge acquired as a result of his association with and services to the Company.

           (c) Davenport will promptly make full written disclosure to the Company, hold in trust for the sole right and benefit of the Company and assign to the Company all his right, title, and interest in and to all inventions, original works of authorship, developments, improvements or trade secrets which Davenport may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, which relate to the Company's business, are developed by Davenport in connection with the services provided hereunder or under the Employment Agreement or are developed by Davenport through the use of any property, equipment or other assets of the Company.

      5. Modification; Waiver; Discharge. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      6. Effect on Other Agreements. This Agreement is not intended to amend or otherwise affect the provisions of the Employment Agreement or any other arrangements between Davenport and Envirotest.

      7. Assignment; Binding on Successors. This Agreement and the rights and obligations of the parties hereto will bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, provided that, in the case of an assignment, the assignee assumes all of the Company's obligations hereunder. Except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by Davenport, and no assignment by the Company will relieve the Company from its obligations to Davenport hereunder.

      8. Reimbursement of Certain Costs. The Company shall reimburse Davenport for reasonable attorney fees, court costs and other related expenses incurred in defending or enforcing his rights under this Agreement; provided that if the Company is the opposing party against Davenport in any action or proceeding, Davenport shall not be entitled to any such reimbursement unless and to the extent he is the prevailing party in such action or proceeding.

      9. No Set-Offs. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Davenport.

      10. Notices. Any notice which the Company is required or may desire to give to Davenport will be given by personal delivery or registered or certified mail, return receipt requested, addressed to Davenport at the address of record with the Company, or at such other place as Davenport may from time to time designate in writing. Any notice which Davenport is required or may desire to give to the Company will be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or three days after the date of mailing any such notice will be deemed to be the date of delivery thereof.

      11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      12. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

      14. Termination. In the event that the Merger Agreement is terminated, this Agreement shall automatically and simultaneously terminate and be of no further force and effect.




      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                             ENVIRONMENTAL SYSTEMS
                                             PRODUCTS, INC.


                                             By: /s/ David J. Langevin
                                                 ----------------------
                                                 David J. Langevin
                                                 Executive Vice President &
                                                   Chief Financial Officer


                                                 /s/ Chester C. Davenport
                                                 ------------------------
                                                     Chester C. Davenport